                                                                    Exhibit 4.10

                             CERTIFICATE OF INCREASE

                                       OF

                  SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

                                       OF

                                   INTUIT INC.

                       (Pursuant to Section 151(g) of the

                        Delaware General Corporation Law)

        Intuit Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the Corporation") does hereby certify:

                FIRST: In a Certificate of Designation filed with the Secretary of State of the State of Delaware on May 5, 1998, pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Corporation was authorized to issue 200,000 shares of Series B Junior Participating Preferred Stock, as a series of the Corporation's authorized Preferred Stock, par value $0.01 per share;

                SECOND: The board of directors of the Corporation by resolution adopted October 15, 1999, duly authorized and directed that the number of shares of the Corporation's Series B Junior Participating Preferred Stock be increased from 200,000 shares to 250,000 shares.

        In witness whereof, the Corporation has caused this certificate to be signed by its duly authorized officer this 9th day of November 1999.


                                        INTUIT INC.

                                        By: /s/ Greg J. Santora
                                           -------------------------------------
                                           Greg J. Santora, Senior Vice
                                           President and Chief Financial Officer